FIRST AMENDMENT TO

                      IRONCLAD PERFORMANCE WEAR CORPORATION
                            2000 STOCK INCENTIVE PLAN


         Ironclad Performance Wear Corporation, a California corporation (the "CORPORATION"), established a stock incentive plan known as the Ironclad Performance Wear Corporation 2000 Stock Incentive Plan (the "PLAN") which became effective as of December 14, 2000 (the "EFFECTIVE DATE").

         This Amendment to the Plan (this "AMENDMENT") has been adopted by the Board of Directors of the Corporation (the "BOARD") in order to increase the authorized number of shares of the Corporation's Common Stock which may be issued pursuant to options or awards granted under the Plan from 5,000,000 to a total of 7,000,000.

1. Section 4.1 of the Plan is hereby amended and restated to read in its entirety as follows:

              "4.1 STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 9, 7,000,000 shares of Common Stock shall be reserved and available for issuance under the Plan. Stock reserved hereunder may consist, in whole or in part, of authorized and unissued shares."

2. Except as expressly amended or modified herein, all terms and conditions of the Plan are hereby ratified, confirmed and approved and shall remain in full force and effect. In the event of any conflict or inconsistency between this Amendment and the Plan, this Amendment shall govern.

3.       To record the adoption of this Amendment by the Board,  the Corporation
         has  caused  its   authorized   officer  to  execute  the  same  as  of
         January, 2005.



                                          IRONCLAD PERFORMANCE WEAR CORPORATION



                                          By:  /s/ Eduard Jaeger
                                             -----------------------------------
                                               Eduard Jaeger, President